Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152139, 333-127019, 333-112544, 333-112545, 333-112546, 333-112547 and 333-107364 on Form S-3 of our reports dated February 24, 2010, relating to the financial statements and financial statement schedule of Church & Dwight Co., Inc., and the effectiveness of Church & Dwight Co., Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2009.

Deloitte & Touche LLP

Parsippany, NJ

February 24, 2010